PRICING SUPPLEMENT NO. 26 DATED MAY 30, 2001 TO PROSPECTUS DATED AUGUST 13, 1999 AND PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 1999	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-83449

AMERICAN GENERAL FINANCE CORPORATION
MEDIUM-TERM NOTES, SERIES F
(FLOATING RATE)
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $75,000,000			Original Issue Date: May 31, 2001
Agents' Discount or Commission: $129,950			Stated Maturity: May 28, 2004
Net Proceeds to Issuer: $74,870,050			Interest Rate: Federal Funds Rate +38 bp
Form:	[ x ] Book Entry [ ] Certificated		CUSIP No.: 02635PRB1

The notes are being placed through or purchased by the Agents listed below:
	Salomon Smith Barney Inc. Banc One Capital Markets, Inc.	$40,000,000 $35,000,000	Capacity: Capacity:	[ x ] Agent [ x ] Agent	[ ] Principal [ ] Principal

If as Agent:          The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal :	[ ]	The notes are being offered at varying prices related to prevailing market prices at the time of resale.
	[ ]	The notes are being offered at a fixed initial public offering price of 100% of principal amount.
Initial Interest Rate:	To be determined
Interest Reset Dates:	Each calendar day	INTEREST RATE BASIS: (check one)
Interest Payment Dates:	28th day of February, May, August and November, commencing August 28, 2001	[ ] [ ]	CD Rate CMT Rate
Regular Record Dates:	15 calendar days prior to each Interest Payment Date		[ ]	Designated CMT Telerate Page is 7051
Spread (+/-): + 38 bp			[ ]	Designated CMT Telerate Page is 7052
Spread Multiplier: N/A				[ ]	Weekly Average
Maximum Interest Rate: N/A				[ ]	Monthly Average
Minimum Interest Rate: N/A				Designated CMT Maturity Index:_______
Index Maturity: Daily		[ ]	Commercial Paper Rate
		[ ]	Eleventh District Cost of Funds Rate
INTEREST CALCULATION:		[ x ]	Federal Funds Rate
[ x ]	Regular Floating Rate Note:	[ ]	LIBOR:
[ ]	Floating Rate/Fixed Rate Note		[ ]	LIBOR Reuters Page _____
	Fixed Rate Commencement Date:		[ ]	LIBOR Telerate Page 3750
	Fixed Interest Rate:	[ ]	Prime Rate
[ ]	Inverse Floating Rate Note	[ ]	Treasury Rate
	Fixed Interest Rate:	[ ]	Other ______________

Redemption Provisions:
[ x ] [ ]

The notes cannot be redeemed prior to the Stated Maturity.
The notes may be redeemed prior to the Stated Maturity.
Initial Redemption Date:
Initial Redemption Percentage:   ___%
Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
[ x ] [ ]	The notes cannot be repaid prior to the Stated Maturity. The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes. Optional Repayment Date(s):

Other Provisions: None.

We are offering the notes on a continuing basis through American General Securities Incorporated, First Union Securities, Inc., Lehman Brothers, Merrill Lynch & Co. and Salomon Smith Barney Inc., as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $1,657,500,000 aggregate principal amount of offers to purchase notes.

____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.